EXHIBIT 10.02

No. «GrantID»

FLEXTRONICS INTERNATIONAL LTD.
2010 EQUITY INCENTIVE PLAN

FORM OF AMENDMENT TO RESTRICTED SHARE UNIT AWARD AGREEMENT

This AMENDMENT TO RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Amendment”) is entered into as of [<<DATE>>], by and between Flextronics International Ltd., a Singapore corporation (the “Company”) and [<<NAME>>] (the “Participant”), and amends that certain Restricted Share Unit Award Agreement dated as of [<<Original Date>>] (the “Agreement”), by and between the Company and the Participant.

WHEREAS, the Company and the Participant desire to amend certain provisions of the Agreement to implement the Company’s retirement policy for certain performance based equity awards.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                      Termination of Service.  Section 1.1(b) of the Agreement is hereby amended to implement retirement provisions and is therefore amended and restated to read in its entirety as follows:

(b) Termination of Service. The RSU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the Participant’s Termination Date (as defined in the Plan) or the date when all the Shares that are subject to the RSU Award have been allotted and issued, or forfeited in the case of any portion of the RSU Award that fails to vest; provided, however, that if the Participant has a Termination of Service due to Retirement, then (i) the RSU Award and all rights and obligations hereunder will not terminate and (ii) a pro-rata number of vested Shares shall be issued to the Participant upon the vesting of the RSU Award pursuant to the Performance Criteria, with the number of Shares that vest determined by multiplying the full number of Shares subject to the RSU Award by a fraction, which shall be (x) the number of complete months of continuous service as an Employee from the grant date of the RSU Award to the date of Retirement, divided by (y) the number of months from the grant date to the vesting date; provided, further, that if with twelve months of Retirement, the Participant violates the terms of a non-disclosure agreement with, or other confidentiality obligation owed to, the

Company or any Parent, Subsidiary or Affiliate, then the RSU Award and all of the Company’s obligations and the Participant’s rights under this Agreement shall terminate.

For purposes of this Agreement, “Retirement” shall mean the Participant’s voluntary Termination of Service after the Participant has attained age sixty (60) and completed at least ten (10) years of service as an Employee of the Company or any Parent, Subsidiary or Affiliate.

2.                                      No Other Amendments.  Except as expressly provided in this Amendment, the Agreement remains in full force and effect.

3.                                      Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws.

4.                                      Headings. The captions and headings of this Amendment are included for ease of reference only and will be disregarded in interpreting or construing this Amendment.

5.                                      Language. If the Participant has received this Amendment translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

FLEXTRONICS INTERNATIONAL LTD.	PARTICIPANT

By:	By:

Name:	Name:

Title:	Address:

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